Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Avista Healthcare Public Acquisition Corp. on Amendment No. 1 to Form S-4, File No. 333-227090 of our report dated March 14, 2018, with respect to our audits of the consolidated financial statements of Avista Healthcare Public Acquisition Corp. as of December 31, 2017 and 2016 and for the each of the two years in the period ended December 31, 2017, and for the period from December 4, 2015 (inception) through December 31, 2015, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

October 5, 2018